Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 20, 2011	Contact: Michael M. Larsen
Vice President and CFO
(610) 249-2002
GARDNER DENVER, INC. DELIVERS RECORD FIRST QUARTER 2011 FINANCIAL RESULTS
Company Reports Record-Level Quarterly Revenues, Orders, Backlog and Operating Income and
Highest First Quarter Net Income and DEPS in Company History
Company Highlights (Attributable to Gardner Denver):
•	Diluted Earnings per Share (“DEPS”) were $1.13 for the first quarter of 2011, inclusive of profit improvement costs and other items totaling $0.02, an increase of 85% compared to $0.61 in the first quarter of 2010.
•	Strong first quarter growth, with orders of $611.9 million and revenues of $531.9 million, both up 26% compared to the first quarter of the prior year.
•	Operational improvements contribute to 510 basis points of operating margin expansion to 16.3%.
•	Backlog ended the quarter at $647.1 million, an increase of $207.2 million (47.1%) from the first quarter of 2010 and $93.6 million (16.9%) from year end.
•	Updated guidance for 2011: second quarter DEPS of $1.10 to $1.15 and total year DEPS of $4.50 to $4.60, including profit improvement costs and other items totaling $0.05 per diluted share for the second quarter and $0.10 per diluted share for the full year.
WAYNE, PA (April 20, 2011) — Gardner Denver, Inc. (NYSE: GDI) today announced that revenues and operating income for the three months ended March 31, 2011 were $531.9 million and $86.8 million, respectively, which are record quarterly results for the Company. For the first quarter of 2011, net income and DEPS attributable to Gardner Denver were $59.5 million and $1.13, respectively, which are the highest levels achieved by the Company for any first quarter in its history. The three-month period of 2011 included expenses for profit improvement initiatives and other items totaling $1.7 million, or $0.02 DEPS.
Compared to the three-month period of 2010, revenues and orders both increased 26 percent. Demand for Engineered Products remained strong, with the most significant increases resulting from greater demand for petroleum pump products, engineered packages destined for emerging markets and OEM products. Demand for Industrial Products was broad-based, growing by double-digits in every major region of the world. Consolidated operating income improved 83 percent compared to the three-month period of the prior year, increasing to $86.8 million from $47.5 million in 2010. Operating income as a percentage of revenues was 16.3 percent in the three-month period of 2011, compared to 11.2 percent in the prior year period. The increase in operating income was largely driven by incremental profitability on the revenue growth, favorable product mix and the benefits of operational improvements previously implemented.

CEO’s Comments
“I am very pleased with the record-breaking financial results achieved by the Company in the first quarter, reflecting strong organic growth in our end markets and solid execution by our employees worldwide, supported by the principles of the Gardner Denver Way,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “Our global teams remain focused on the Company’s five strategic priorities and driving operational excellence throughout the organization. These improvements were evident in the first quarter, as operating margins expanded by 510 basis points compared to the prior year, with outstanding results in both of our reportable segments. The Industrial Products Group achieved its eighth consecutive quarter of increased operating margins to 11.3 percent (as adjusted to exclude the impact of impairment charges, expenses for profit improvement initiatives and other items), sustaining its great progress toward our goal of 14 percent by 2014. The Engineered Products Group also delivered outstanding growth, doubling operating income in the first quarter of 2011, compared with the same period of 2010.
“The Company is well-positioned for continued organic growth. We continue to invest resources in our manufacturing facilities and are expanding our presence in key emerging markets and attractive end markets such as energy, medical, environmental and food and beverage. Furthermore, we continue to make progress on growing aftermarket revenues, with a particular focus on key end markets such as energy and infrastructure and expanding our service capabilities worldwide, as evidenced by our decision to invest in a new world class aftermarket facility for petroleum pumps in Fort Worth, Texas.”
Mr. Pennypacker continued, “In the first quarter of 2011, cash provided by operating activities was more than $47 million, compared to $27 million in the same period of 2010. We invested $8.0 million in capital expenditures in the first three months of 2011, with a focus on increasing production output to meet strong demand from our customers and reducing costs. We anticipate total capital expenditures will be approximately $45 million in 2011, reflecting continued investments in growth initiatives and margin expansion projects on the shop floor. Our balance sheet and cash generation remains strong, and we will continue to be selective in our acquisitions if the appropriate opportunities become available.”
Other Corporate Developments
Gardner Denver also announced today that it has reached an agreement with the minority shareholders of its two joint ventures in China, Shanghai CompAir Compressor Co. Ltd. (“SCCC”) and Shanghai CompAir-Dalong High Pressure Equipment Co. Ltd. (“SCDL”), to acquire all of their equity interests in the joint ventures. The noncontrolling interests held by the minority shareholders of SCCC and SCDL are 49 percent and 40 percent, respectively, of the outstanding share capital of the entities. The purchase price for the noncontrolling interests is RMB 122 million (approximately $18.7 million) and will be paid with Gardner Denver’s existing cash on hand in China.
Gardner Denver is currently the majority shareholder of the two joint ventures and includes their total results in the Company’s consolidated financial statements, with a reduction to net income attributable to Gardner Denver for the earnings attributable to the noncontrolling interests. The transaction is expected to increase DEPS attributable to Gardner Denver common stockholders in the second half of 2011 by approximately $0.02.

The transaction remains subject to various regulatory approvals and is expected to close in the third quarter of 2011.
In addition, Gardner Denver announced during the first quarter of 2011 that it had issued notice to redeem all $125.0 million in the aggregate principal amount of its outstanding 8% senior subordinated notes due 2013 (the “Notes”). The Notes will be redeemed on May 2, 2011 at a redemption price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest. The Company plans to finance the redemption using available cash and borrowings under its revolving credit facility.
Outlook
Mr. Pennypacker stated, “For the remainder of 2011, we expect that capacity utilization will continue to improve gradually, which will drive demand for the products and services of our Industrial Products Group, particularly replacement opportunities. As capacity utilization grows, we are optimistic that we will see expansion of customer plants that will drive demand for the Industrial Products Group’s compressors and vacuum products.
“Our backlog for the Engineered Products segment has improved in the past two quarters, giving us better visibility into the demand for the balance of 2011. We anticipate demand for well servicing pumps and aftermarket fluid ends to remain strong in 2011, compared to 2010, and we are continuing to invest in production capacity to meet these growing requirements. We are expecting a stable rig count for the remainder of 2011 and shipments of drilling pumps to remain steady.”
Mr. Pennypacker stated, “Based on this economic outlook, our existing backlog and productivity improvement plans, we are projecting the second quarter 2011 DEPS attributable to Gardner Denver to be in a range of $1.10 to $1.15 and are raising our full-year 2011 DEPS range to $4.50 to $4.60. This projection includes profit improvement costs and other items totaling $0.05 per diluted share for the second quarter of 2011 and $0.10 per diluted share for the full-year 2011. Second quarter 2011 DEPS attributable to Gardner Denver, adjusted to exclude profit improvement costs and other items, are expected to be in a range of $1.15 to $1.20. The midpoint of the adjusted DEPS range for the second quarter of 2011 ($1.18) represents a 62 percent increase over the same period of 2010. Full-year 2011 DEPS attributable to Gardner Denver, adjusted to exclude profit improvement costs and other items, are expected to be in a range of $4.60 to $4.70. The midpoint of the new adjusted DEPS range for the full-year 2011 ($4.65) represents a 37 percent increase over 2010 results and a 13 percent increase from the full-year 2011 guidance previously issued.
“The Company’s DEPS guidance is inclusive of the accretion expected from the acquisition of the noncontrolling equity interests in the Company’s joint ventures in China as well as reduced interest expense resulting from the redemption of the Company’s Notes. The effective tax rate assumed in the DEPS guidance for 2011 is 28 percent.”

First Quarter Results
Revenues increased $109.7 million (26 percent) to $531.9 million for the three months ended March 31, 2011, compared to the same period of 2010. Organically, order and revenue growth were 24 percent and 23 percent, respectively, in the first quarter of 2011, compared to the prior year period.
Orders and revenues for the Industrial Products segment both increased 16 percent in the first quarter, compared to the same period of 2010, reflecting on-going improvement in demand for OEM products, compressors and aftermarket parts and services. The segment experienced double-digit growth in each of the major regions of the world, with particular strength in the Americas and Asia. In the first quarter of 2011, favorable changes in foreign currency exchange rates increased orders and revenues for the Industrial Products segment by 2 percent. Organically, this segment generated order and revenue growth of 14 percent in the first quarter of 2011, compared to the prior year period. See “Selected Financial Data Schedule” at the end of this press release.
Engineered Products segment orders and revenues increased 39 percent and 40 percent, respectively, for the three months ended March 31, 2011, compared to the same period of 2010, reflecting strong demand for drilling and well servicing pumps and medical OEM products. In the first quarter of 2011, favorable changes in foreign currency exchange rates increased orders and revenues for the Engineered Products segment by 1 percent. The ILMVAC acquisition, completed in the third quarter of 2010, increased orders and revenues by 2 percent and 3 percent, respectively. Organically, this segment generated both order and revenue growth of 36 percent in the first quarter of 2011, compared to the prior year period. See “Selected Financial Data Schedule” at the end of this press release.
Gross profit increased $50.6 million (38 percent) to $184.5 million for the three months ended March 31, 2011, compared to the same period of 2010, primarily as a result of volume improvements, favorable product mix, cost reductions and favorable changes in foreign currency exchange rates. Gross margin increased to 34.7 percent in the three months ended March 31, 2011, from 31.7 percent in the same period of 2010. The increase in gross margin was due to the benefits of operational improvements, cost reductions, volume leverage and favorable product mix.
Selling and administrative expenses increased $8.3 million to $96.0 million in the three-month period ended March 31, 2011, compared to the same period of 2010, primarily due to increases in compensation and benefit expenses and unfavorable changes in foreign currency exchange rates ($1.2 million), partially offset by cost reductions. The ILMVAC acquisition, completed in the third quarter of 2010, added $1.0 million to selling and administrative expenses in the first quarter of 2011. As a percentage of revenues, selling and administrative expenses improved 270 basis points to 18.1 percent for the three-month period ended March 31, 2011, compared to the same period of 2010.
Depreciation and amortization expense was $14.9 million for the three-month period of 2011 and $15.6 million in the three-month period of 2010.

Operating income, as adjusted to exclude the net impact of expenses incurred for profit improvement initiatives and other items ($1.7 million) (“Adjusted Operating Income”) for the three-month period ended March 31, 2011 was $88.5 million, compared to $48.5 million in the prior year period. Adjusted Operating Income as a percentage of revenues improved to 16.6 percent from 11.5 percent in the three-month period of 2010. DEPS attributable to Gardner Denver, as adjusted for the impact of profit improvement costs and other items (“Adjusted DEPS”) for the three-month period ended March 31, 2011, were $1.15, compared to $0.62 in the three-month period of 2010. Adjusted Operating Income, on a consolidated and segment basis and Adjusted DEPS are both financial measures that are not in accordance with generally accepted accounting principles in the U.S. (“GAAP”). See “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance.
Adjusted Operating Income for the Industrial Products segment in the first quarter of 2011 was $32.2 million and segment Adjusted Operating Income as a percentage of revenues was 11.3 percent. By comparison, Adjusted Operating Income for the Industrial Products segment was $20.5 million, or 8.3 percent of revenues, in the three-month period of 2010. Segment operating income(1) and segment operating margin(1), as reported under GAAP, for the Industrial Products segment for the three months ended March 31, 2011 were $30.8 million and 10.8 percent, respectively. Segment operating income (1) and segment operating margin(1) for the Industrial Products segment, as reported under GAAP, for the three months ended March 31, 2010 were $19.6 million and 7.9 percent of revenues, respectively. The improvement in Adjusted Operating Income for this segment was primarily attributable to incremental profit on revenue growth and cost reductions. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.
Adjusted Operating Income for the Engineered Products segment for the first quarter of 2011 was $56.3 million and segment Adjusted Operating Income as a percentage of revenues was 22.9 percent. Adjusted Operating Income for the Engineered Products segment in the three-month period of 2010 was $28.0 million, or 16.0 percent of revenues. Segment operating income(1), as reported under GAAP, for the Engineered Products segment for the three months ended March 31, 2011 was $56.0 million and segment operating margin(1) was 22.8 percent, compared to $27.9 million and 15.9 percent, respectively, in the same period of 2010. The improvement in Adjusted Operating Income for this segment was primarily attributable to incremental profitability on revenue growth, favorable product mix and cost reductions. See the “Selected Financial Data Schedule” and the “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release.

The provision for income taxes for the three months ended March 31, 2011 increased $12.8 million to $22.5 million, compared to the same period of 2010. The effective tax rates for the three-month periods of 2011 and 2010 were 27 percent and 23 percent, respectively.
Net income attributable to Gardner Denver for the three months ended March 31, 2011 increased $27.5 million to $59.5 million, compared to $32.0 million in the same period of 2010. Diluted earnings per share attributable to Gardner Denver for the three months ended March 31, 2011 were $1.13, compared to $0.61 for the same period of the previous year.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three-month periods ended March 31, 2011 and 2010 follow.
Gardner Denver will broadcast a conference call to discuss results for the first quarter of 2011 on Thursday, April 21, 2011 at 9:30 a.m. Eastern Time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Center on the Gardner Denver website at www.GardnerDenver.com or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

(1) Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended
	March 31,
			%
	2011	2010	Change

Revenues	$531,853	$422,164	26
Cost of sales	347,397	288,357	20

Gross profit	184,456	133,807	38
Selling and administrative expenses	96,021	87,694	9
Other operating expense (income), net	1,612	(1,351)	NM

Operating income	86,823	47,464	83
Interest expense	5,347	6,116	(13)
Other income, net	(962)	(635)	51

Income before income taxes	82,438	41,983	96
Provision for income taxes	22,539	9,730	132

Net income	59,899	32,253	86
Less: Net income attributable to noncontrolling interests	421	295	43

Net income attributable to Gardner Denver	$59,478	$31,958	86

Earnings per share attributable to Gardner Denver common stockholders:
Basic earnings per share	$1.14	$0.61	87

Diluted earnings per share	$1.13	$0.61	85

Cash dividends declared per common share	$0.05	$0.05	-

Basic weighted average number of shares outstanding	52,207	52,245

Diluted weighted average number of shares outstanding	52,634	52,685

Shares outstanding as of March 31	52,241	52,327

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	3/31/2011	12/31/2010	Change

Cash and cash equivalents	$185,305	$157,029	18
Accounts receivable, net	398,736	369,860	8
Inventories, net	295,586	241,485	22
Total current assets	941,685	828,537	14

Total assets	2,164,153	2,027,098	7

Short-term borrowings and current maturities of long-term debt	37,622	37,228	1
Accounts payable and accrued liabilities	377,513	322,372	17
Total current liabilities	415,135	359,600	15
Long-term debt, less current maturities	245,721	250,682	(2)

Total liabilities	886,092	837,425	6

Total stockholders’ equity	$1,278,061	$1,189,673	7

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
			%
	2011	2010	Change

Industrial Products Group
Revenues	$286,210	$246,394	16
Operating income	30,802	19,553	58
% of revenues	10.8%	7.9%
Orders	323,511	277,800	16
Backlog	254,951	210,467	21

Engineered Products Group
Revenues	245,643	175,770	40
Operating income	56,021	27,911	101
% of revenues	22.8%	15.9%
Orders	288,415	207,465	39
Backlog	392,099	229,342	71

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income	$30,802	$19,553
Engineered Products Group operating income	56,021	27,911

Consolidated operating income	86,823	47,464
% of revenues	16.3%	11.2%
Interest expense	5,347	6,116
Other income, net	(962)	(635)

Income before income taxes	$82,438	$41,983

% of revenues	15.5%	9.9%

The Company evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
		%
	$ Millions	Change
Industrial Products Group
2010 Revenues	246.4
Effect of currency exchange rates	4.1	2
Organic growth	35.7	14

2011 Revenues	286.2	16

2010 Orders	277.8
Effect of currency exchange rates	4.4	2
Organic growth	41.3	14

2011 Orders	323.5	16

Backlog as of 3/31/10	210.5
Effect of currency exchange rates	9.8	5
Organic growth	34.7	16

Backlog as of 3/31/11	255.0	21

Engineered Products Group
2010 Revenues	175.8
Incremental effect of acquisitions	4.4	3
Effect of currency exchange rates	2.6	1
Organic growth	62.8	36

2011 Revenues	245.6	40

2010 Orders	207.5
Incremental effect of acquisitions	3.8	2
Effect of currency exchange rates	2.7	1
Organic growth	74.4	36

2011 Orders	288.4	39

Backlog as of 3/31/10	229.3
Incremental effect of acquisitions	1.6	1
Effect of currency exchange rates	10.9	5
Organic growth	150.3	65

Backlog as of 3/31/11	392.1	71

Consolidated
2010 Revenues	422.2
Incremental effect of acquisitions	4.4	1
Effect of currency exchange rates	6.7	2
Organic growth	98.6	23

2011 Revenues	531.9	26

GARDNER DENVER, INC.
RECONCILIATION OF OPERATING INCOME AND DEPS TO
ADJUSTED OPERATING INCOME AND ADJUSTED DEPS
(in thousands, except per share amounts and percentages)
(Unaudited)
While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended
	March 31, 2011
	Industrial Products	Engineered Products
	Group	Group	Consolidated

Operating income	$30,802	$56,021	$86,823
% of revenues	10.8%	22.8%	16.3%

Adjustments to operating income:
Profit improvement initiatives (2)	891	89	980
Other, net (3)	513	178	691

Total adjustments to operating income	1,404	267	1,671

Adjusted Operating Income	$32,206	$56,288	$88,494
% of revenues, as adjusted	11.3%	22.9%	16.6%

	Three Months Ended
	March 31, 2010
	Industrial Products	Engineered Products
	Group	Group	Consolidated

Operating income	$19,553	$27,911	$47,464
% of revenues	7.9%	15.9%	11.2%

Adjustments to operating income:
Profit improvement initiatives (2)	1,199	155	1,354
Other, net (3)	(283)	(20)	(303)

Total adjustments to operating income	916	135	1,051

Adjusted Operating Income	$20,469	$28,046	$48,515
% of revenues, as adjusted	8.3%	16.0%	11.5%

	Three Months Ended
	March 31,
			%
	2011	2010	Change

Diluted earnings per share	$1.13	$0.61	85

Adjustments to diluted earnings per share:
Profit improvement initiatives (2)	0.01	0.02
Other, net (3)	0.01	(0.01)

Total adjustments to diluted earnings per share	0.02	0.01

Adjusted Diluted Earnings Per Share	$1.15	$0.62	85

(2)	Costs, including employee termination benefits, to streamline operations and reduce overhead costs.

(3)	Consists primarily of costs associated with the closure of a manufacturing facility and corporate relocation in 2011 and the gain on the sale of a foundry in 2010.